Exhibit 3.1

TP FLEXIBLE INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

TP Flexible Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions duly adopted by the Board of Directors of the Corporation (the “Board”) and notwithstanding any other provision in the Corporation’s charter or Bylaws to the contrary, the Corporation elects to be subject to Section 3-803 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The Corporation’s election to be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Chief Financial Officer on this 17th day of September, 2019.

ATTEST:	TP FLEXIBLE INCOME FUND, INC

/s/ Kristin Van Dask	/s/ M. Grier Eliasek	(SEAL)
Name: Kristin Van Dask	Name: M. Grier Eliasek
Title: Chief Financial Officer	Title: Chairman, CEO and President